EXHIBIT 99.1

Nixxy Commences Private Offering of up to $50 million of Bitcoin Secured Convertible Notes

NEW YORK, NY – January 21, 2025 – Nixxy, Inc, (Nasdaq: NIXX), or “Nixxy” or the “Company,” today announced it has commenced a private offering (the “Offering”), subject to market and other conditions, of up to $50 million aggregate principal amount of its zero-coupon convertible notes to certain accredited investors, with a maturity date on the one year anniversary date of the date of issuance (the “notes”). The notes will have a conversion price of $7.50 per share of common stock of the Company (the “Common Stock”), with the aggregate principal amount of such notes that can be converted at such conversion price being determined based on a historical volume weighted average price of Bitcoin. The notes will be purchased with Bitcoin, and such Bitcoin will also secure the notes.

In addition, Nixxy plans to grant the noteholders certain customary registration rights with respect to the shares of Common Stock issuable upon conversion of the notes.

The offer and sale of the notes and the shares of Common Stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, and the notes and any such shares of Common Stock issuable upon conversion thereof may not be offered or sold absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, including the notes or Common Stock, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nixxy

Nixxy is a holding company committed to transforming traditional markets through advanced technology and data-driven insights. By acquiring cornerstone businesses in established industries and evolving their conventional operations with innovative solutions, Nixxy aims to unlock potential growth opportunities.

Forward-Looking Statements Disclaimer

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including those regarding the proposed convertible notes offering described in this press release. Words such as ‘anticipates,' ‘believes,' ‘expects,' ‘intends,' ‘plans,' and ‘may,' or similar expressions, are intended to identify forward-looking statements. These statements are based on the Company's current expectations and beliefs and involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, as they involve inherent risks and uncertainties. The Company disclaims any obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contact

IR@nixxy.com